Larry O'Donnell, CPA, P.C.
Telephone (303) 745-4545	2228 South Fraser Street
Fax (303) 369-9384	Unit I
Email larryodonnellcpa@msn.com	Aurora, Colorado 80014
www.larryodonnellcpa.com

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2 of CleanTech Biofuels, Inc., of our report dated June 29, 2007 on our audit of the financial statements of CleanTech Biofuels, Inc. as of December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows from Inception July 14, 2004 through December 31, 2006, the twelve months ended December 31, 2006 of SB-2 of CleanTech Biofuels, Inc. and the reference to us under the caption “Experts.”

/s/ Larry O'Donnell, CPA, PC
November 30, 2007